Exhibit 99
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2022 Third Quarter Financial Results
CLEVELAND, October 25, 2022 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2022. All comparisons are to the third quarter of the prior year, unless otherwise noted.

SUMMARY
•Consolidated net sales increased 17.5% in the quarter to a record $6.05 billion
◦Net sales from stores in U.S. and Canada open more than twelve calendar months increased 20.7% in the quarter
•Diluted net income per share increased to $2.62 per share in the quarter compared to $1.88 per share in the third quarter 2021
◦Adjusted diluted net income per share increased 35.4% to $2.83 per share in the quarter compared to $2.09 per share in the third quarter 2021
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased to $1.12 billion, or 18.6% of sales, in the quarter
•Reaffirming FY22 diluted net income per share guidance in the range of $7.65 to $7.95 per share, including acquisition-related amortization expense of $0.85 per share
◦Reaffirming adjusted diluted net income per share guidance in the range of $8.50 to $8.80 per share

CEO REMARKS
“Our team delivered record net sales results in the third quarter as we continued to focus on serving our customers with innovative solutions,” said Chairman and Chief Executive Officer, John G. Morikis. “Sales grew to $6.05 billion, a 17.5% increase against a softer quarter comparison last year when raw material availability was highly challenged. Consolidated gross margin expanded 110 basis points sequentially and 120 basis points year-over-year to 42.8%. Our margins improved as a result of pricing actions across all businesses and volume increases in all architectural paint end markets in The Americas Group. We generated strong cash flow in the quarter, which enabled us to continue making strategic long-term investments across the business and pursue strategic, bolt-on acquisitions in the Performance Coatings Group, having closed three acquisitions since the beginning of the third quarter.
“In The Americas Group, we continued to capture strong demand across all professional architectural markets, as same-store sales increased 20.7% in the third quarter, and we are seeing strong realization from our September 6th 10% price increase. In the Consumer Brands Group, double-digit growth in North America was partially offset by continued tightness in supply of alkyd resins and headwinds in Europe and Asia, while segment margin improved significantly sequentially and year-over-year. Momentum continues in the Pros Who Paint category with our North American retail partners. In the Performance Coatings Group, sales grew in every division as a result of pricing actions across all divisions and contributions from acquisitions. Regionally, sales were up strong double-digits in North America and Latin America, and high-single-digits in Asia, partially offset by a mid-single-digit decline in Europe. Segment margin in this group also meaningfully expanded sequentially and year-over-year.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
	2022	2021	$ Change	% Change
Net sales	$6,047.4	$5,146.7	$900.7	17.5%
Income before income taxes	$877.2	$611.5	$265.7	43.5%
As a % of sales	14.5%	11.9%
Net income per share - diluted	$2.62	$1.88	$0.74	39.4%
Adjusted net income per share - diluted	$2.83	$2.09	$0.74	35.4%
Consolidated net sales increased primarily due to selling price increases in all segments and higher architectural sales volume in The Americas Group, partially offset by lower sales volume in the Consumer Brands Group. Acquisitions increased consolidated net sales by 1.6%, while currency translation rate changes decreased consolidated net sales by 2.1%.
Income before income taxes increased due to selling price increases in all segments and higher sales volume in The Americas Group. These factors were partially offset by an increase in raw material and other input costs, including higher supply chain costs to serve our customers, primarily in The Americas Group and the Consumer Brands Group, and lower sales volume in the Consumer Brands Group.
Diluted net income per share included a charge of $0.21 per share for acquisition-related amortization expense.

THIRD QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended September 30,
	2022	2021	$ Change	% Change
Net sales	$3,602.7	$2,967.0	$635.7	21.4%
Same-store sales (1)	20.7%	(2.8)%
Segment profit	$764.1	$631.5	$132.6	21.0%
Reported segment margin	21.2%	21.3%
(1)    Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.
Net sales in TAG increased due primarily to higher architectural sales volume across all end markets and selling price increases. TAG segment profit increased due primarily to higher paint sales volume and selling price increases, partially offset by increased raw material costs and higher SG&A costs related to continued investments in our long-term growth initiatives.

Consumer Brands Group (“CBG”)

	Three Months Ended September 30,
	2022	2021	$ Change	% Change
Net sales	$701.9	$646.7	$55.2	8.5%
Segment profit	$94.9	$75.8	$19.1	25.2%
Reported segment margin	13.5%	11.7%
Adjusted segment profit (1)	$113.8	$95.2	$18.6	19.5%
Adjusted segment margin	16.2%	14.7%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in CBG was $18.9 million and $19.4 million in the third quarter of 2022 and 2021, respectively.

Net sales in CBG increased due primarily to selling price increases in all regions, partially offset by lower sales volume primarily outside of North America. Currency translation rate changes decreased CBG's net sales by 1.6%. CBG segment profit increased primarily due to selling price increases and good cost control, partially offset by lower sales volume, increased raw material costs and higher supply chain costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 270 basis points compared to 300 basis points in the third quarter of 2021.

Performance Coatings Group (“PCG”)

	Three Months Ended September 30,
	2022	2021	$ Change	% Change
Net sales	$1,741.7	$1,532.5	$209.2	13.7%
Segment profit	$236.3	$110.4	$125.9	114.0%
Reported segment margin	13.6%	7.2%
Adjusted segment profit (1)	$286.0	$161.3	$124.7	77.3%
Adjusted segment margin	16.4%	10.5%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in PCG was $49.7 million and $50.9 million in the third quarter of 2022 and 2021, respectively.
Net sales in PCG increased due to higher sales volume in most end markets, primarily attributable to selling price increases, and acquisitions, partially offset by lower sales volume outside of North America. Acquisitions increased PCG’s net sales by 5.3% in the quarter, while currency translation rate changes decreased net sales by 5.1%. PCG segment profit increased due primarily to selling price increases, partially offset by increased raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 280 basis points compared to 330 basis points in the third quarter of 2021. Acquisitions closed over the past twelve months diluted adjusted segment margin by 60 basis points.

LIQUIDITY AND CASH FLOW
The Company generated $1.28 billion in net operating cash during the first nine months of 2022. This cash generation, along with an increase in our short-term borrowings and long-term debt, allowed the Company to return cash of approximately $1.21 billion to our shareholders in the form of dividends and share repurchases in the quarter, and close five acquisitions through the first nine months of the year. The Company purchased 2.75 million shares of its common stock during the first nine months. At September 30, 2022, the Company had remaining authorization to purchase 45.8 million shares of its common stock through open market purchases.

2022 GUIDANCE

	Fourth Quarter	Full Year
	2022	2022
Net sales	Up high-single to low-double digit %	Up low-double digit %

Effective tax rate		Low twenty percent
Diluted net income per share		$7.65	-	$7.95
Adjusted diluted net income per share (1)		$8.50	-	$8.80
(1)    Excludes $0.85 per share of acquisition-related amortization expense.

“We expect the strong positive results we experienced in the third quarter to continue into the fourth quarter, driven by continued momentum in both The Americas Group and North American industrial end markets, continued price realization, good cost control, and softer year-over-year comparisons,” said Mr. Morikis. “We expect fourth quarter consolidated net sales to increase by a high-single to low-double digit percentage and full year consolidated net sales to increase by a low-double digit percentage. Full year adjusted diluted net income per share guidance remains in the range of $8.50 - $8.80 per share, which represents mid-single digit percentage growth from 2021 at the mid-point. This implies a 35% increase in the second half of 2022 compared to the same period in 2021 as we have been expecting, in what continues to be a challenging macro environment.
“We have an experienced and long-tenured management team who has faced numerous challenges through many different operating cycles. In the near term, our team continues to remain focused on new account growth, share of wallet initiatives and managing expenses tightly, given interest rate actions designed to slow U.S. demand and the expectation of continued macro headwinds in Europe and China into next year. Beginning in the fourth quarter, we will take actions to simplify our operating model and portfolio of products sold in the Consumer Brands Group and weigh various options to implement appropriate cost reduction plans in all regions in the Performance Coatings Group, the Consumer Brands Group, and the Administrative segments due to the continued uncertain demand outlook. The trajectory of raw material costs is trending favorably as we exit the year, although the pace and level of potential relief next year is difficult to project.
“Our long-term outlook remains bright. We will continue to invest in long-term growth initiatives, including stores, sales representatives, innovative products and acquisitions that fit our strategy. We remain confident in our strategy, our capabilities and solutions, and most importantly, our people, who have demonstrated a consistent ability to execute and outperform the market regardless of the economic environment.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2022, at 11:00 a.m. EDT on Tuesday, October 25, 2022. Participating on the call will be Chairman and Chief Executive Officer, John Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q3 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "target," "potential," "seek," "intend," "aspire" or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or natural disasters, including due to the impacts of climate change; public health crises, including the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company's reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company's reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:
Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

Regulation G Reconciliations
Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Nine Months Ended			December 31, 2022
	September 30, 2022			September 30, 2022			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$2.62			$6.23	$7.65	$7.95

Acquisition-related amortization expense (2)	$.26	$.05	.21	$.79	$.18	.61	.85	.85

Adjusted diluted net income per share			$2.83			$6.84	$8.50	$8.80

	Three Months Ended			Nine Months Ended			Year Ended
	September 30, 2021			September 30, 2021			December 31, 2021
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.88			$5.82			$6.98

Loss on divestiture			—	$.41	$.07	.34	$.41	$.07	.34

Acquisition-related amortization expense (2)	$.26	$.05	.21	.84	.20	.64	1.10	.27	.83

Adjusted diluted net income per share			$2.09			$6.80			$8.15

(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the loss on the divestiture of Wattyl in 2021. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA.

(millions of dollars)
	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022
Net income	$370.8	$577.9	$685.1	$1,633.8
Interest expense	88.4	92.9	101.2	282.5
Income taxes	90.3	162.0	192.1	444.4
Depreciation	65.5	64.8	64.5	194.8
Amortization	78.0	78.5	81.3	237.8
EBITDA	$693.0	$976.1	$1,124.2	$2,793.3

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2021	June 30, 2021	September 30, 2021	September 30, 2021
Net income	$409.6	$648.6	$502.2	$1,560.4
Interest expense	83.2	83.5	83.1	249.8
Income taxes	99.4	170.6	109.3	379.3
Depreciation	65.4	71.0	63.4	199.8
Amortization	79.2	77.8	76.2	233.2
EBITDA	$736.8	$1,051.5	$834.2	$2,622.5
Loss on divestiture	111.9	—	—	111.9
Adjusted EBITDA	$848.7	$1,051.5	$834.2	$2,734.4

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$6,047.4	$5,146.7	$16,918.4	$15,182.5
Cost of goods sold	3,458.0	3,007.1	9,827.1	8,519.5
Gross profit	2,589.4	2,139.6	7,091.3	6,663.0
Percent to net sales	42.8%	41.6%	41.9%	43.9%
Selling, general and administrative expenses	1,528.6	1,368.9	4,455.2	4,132.6
Percent to net sales	25.3%	26.6%	26.3%	27.2%
Other general (income) expense - net	(14.4)	(1.1)	(7.5)	111.2
Amortization	81.3	76.2	237.8	233.2
Interest expense	101.2	83.1	282.5	249.8
Interest income	(2.6)	(0.7)	(4.8)	(1.9)
Other expense (income) - net	18.1	1.7	49.9	(1.6)
Income before income taxes	877.2	611.5	2,078.2	1,939.7
Income taxes	192.1	109.3	444.4	379.3
Net income	$685.1	$502.2	$1,633.8	$1,560.4

Net income per common share:
Basic	$2.66	$1.92	$6.33	$5.92
Diluted	$2.62	$1.88	$6.23	$5.82

Weighted average shares outstanding:
Basic	257.7	261.6	258.2	263.4
Diluted	261.1	266.6	262.2	268.1

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2022		2021
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended September 30:
The Americas Group	$3,602.7	$764.1	$2,967.0	$631.5
Consumer Brands Group	701.9	94.9	646.7	75.8
Performance Coatings Group	1,741.7	236.3	1,532.5	110.4
Administrative	1.1	(218.1)	0.5	(206.2)
Consolidated totals	$6,047.4	$877.2	$5,146.7	$611.5

Nine Months Ended September 30:
The Americas Group	$9,589.9	$1,909.9	$8,563.5	$1,838.8
Consumer Brands Group	2,139.2	223.3	2,156.3	342.3
Performance Coatings Group	5,186.1	577.6	4,461.3	399.0
Administrative	3.2	(632.6)	1.4	(640.4)
Consolidated totals	$16,918.4	$2,078.2	$15,182.5	$1,939.7

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$130.5	$313.3
Accounts receivable, net	2,897.6	2,598.0
Inventories	2,547.8	1,816.0
Other current assets	541.3	651.1
Total current assets	6,117.2	5,378.4
Property, plant and equipment, net	2,041.2	1,827.2
Goodwill	7,318.2	6,996.3
Intangible assets	3,958.3	4,068.8
Operating lease right-of-use assets	1,853.0	1,774.4
Other assets	957.9	691.5
Total assets	$22,245.8	$20,736.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$945.2	$709.4
Accounts payable	2,808.4	2,675.4
Compensation and taxes withheld	650.6	692.1
Accrued taxes	205.3	181.3
Current portion of long-term debt	0.6	662.1
Current portion of operating lease liabilities	418.1	398.8
Other accruals	1,067.8	1,159.4
Total current liabilities	6,096.0	6,478.5
Long-term debt	9,588.9	7,604.9
Postretirement benefits other than pensions	256.5	271.8
Deferred income taxes	691.8	801.5
Long-term operating lease liabilities	1,492.4	1,433.9
Other long-term liabilities	1,522.4	1,455.7
Shareholders’ equity	2,597.8	2,690.3
Total liabilities and shareholders’ equity	$22,245.8	$20,736.6

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Depreciation	$64.5	$63.4	$194.8	$199.8
Capital expenditures	174.9	96.7	410.7	248.1
Cash dividends	155.8	145.2	462.9	442.9
Amortization of intangibles	81.3	76.2	237.8	233.2

Significant components of Other general (income) expense - net:
Provision for environmental related matters - net	$6.4	$0.5	$11.1	$5.5
Loss on divestiture of business	—	—	—	111.9
Gain on sale or disposition of assets	(20.8)	(1.6)	(18.6)	(6.2)

Significant components of Other expense (income) - net:
Investment losses (gains)	$1.1	$—	$16.0	$(18.3)
Net expense from banking activities	3.1	2.6	9.0	7.7
Foreign currency transaction related losses (gains)	19.2	(1.2)	29.5	10.4
Other (1)	(5.3)	0.3	(4.6)	(1.4)

Store Count Data:
The Americas Group - net new stores	13	16	32	50
The Americas Group - total stores	4,891	4,824	4,891	4,824
Performance Coatings Group - net new branches	—	1	1	—
Performance Coatings Group - total branches	283	282	283	282

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.